Exhibit 99.2
[Letterhead of Sybase, Inc.]
October 15, 2007
Dear Sybase Employees:
In light of recent opinions publicly expressed by a current Sybase shareholder, I wanted to share some brief thoughts with you.
On Friday, October 12, 2007, Sandell Asset Management disclosed a 6 percent ownership stake in Sybase and expressed some opinions about our Company. We are always interested in the views of our shareholders. Our Board of Directors and senior management team regularly considers opportunities to further strengthen Sybase’s market position and drive shareholder value.
Let me assure you that our focus today, as it always has been, is on building our business and creating value. It is because of you — Sybase’s hard working and dedicated employees — that Sybase has been so successful. We must continue to do what we do best in providing our customers with superior products and services.
Lastly, I would like to remind you about our procedures for responding to outside inquiries. If you receive any investor or analyst inquiries, please forward them to Charlie Chen, Senior Director of Investor Relations, at (925) 236-6015 or charles.chen@sybase.com, and if you receive any media inquiries, please forward them to Mark Wilson, Vice President, Corporate Marketing, at (925) 236-4891 or mark.wilson@sybase.com.
On behalf of our Board of Directors and senior management team, I would like to thank all of you for your continued hard work and dedication to Sybase.
Sincerely,
/s/ John S. Chen
John S. Chen
Chairman, Chief Executive Officer and President
Sybase, Inc.